Exhibit 3.4

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

HEART TEST LABORATORIES, INC.

Pursuant to the provisions of the Texas Business Organizations Code, as amended (the “TBOC”), including Section 3.053, and the Bylaws, as amended and restated, of Heart Test Laboratories, Inc., a Texas for-profit corporation (the “Corporation”), the Corporation hereby adopts this Certificate of Amendment (this “Certificate of Amendment”) to the Amended and Restated Certificate of Formation of the Corporation (the “Amended and Restated Certificate”).

SECTION ONE

ENTITY INFORMATION

The name of the Corporation is Heart Test Laboratories, Inc., and it is a Texas for-profit corporation. The Corporation’s date of formation is August 16, 2007, and its assigned file number is 800859060.

SECTION TWO

AMENDMENT

This Certificate of Amendment amends Article Four of the Amended and Restated Certificate to include an approved reverse stock split of the Corporation’s issued and outstanding Common Stock as a new final paragraph.

Article Four of the Amended and Restated Certificate is hereby amended to create a new final paragraph at the end of Article Four to read as follows:

“Effective upon the effectiveness (the “Effective Time”) of the Certificate of Amendment that adds this paragraph to the Amended and Restated Certificate, each thirty-three (33) shares of Common Stock either issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, receive one (1) additional share of Common Stock if such fraction is greater than or equal to one-half (1/2) and shall receive no additional shares of Common Stock if such fraction is less than one-half (1/2), and such fractional share will automatically be cancelled and retired and will cease to exist. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (collectively, the “Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

SECTION THREE

STATEMENT OF APPROVAL

The amendment set forth in this Certificate of Amendment has been approved in the manner required by the TBOC and by the governing documents of the Corporation.

SECTION FOUR

EFFECTIVENESS OF FILING

This Certificate of Amendment becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is June 10, 2022.

SECTION FIVE

EXECUTION

The undersigned signs this Certificate of Amendment subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute this Certificate of Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand, this 3rd day of June, 2022.

HEART TEST LABORATORIES, INC.

By:

Name:	Andrew Simpson

Title:	President and Chief Executive Officer

[Signature Page to Certificate of Amendment]